STRICTLY PRIVATE AND CONFIDENTIAL Dated: 2026 GXO LOGISTICS UK LIMITED and RICHARD CAWSTON SETTLEMENT AGREEMENT

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

THIS AGREEMENT is made on 20. February 2026

BETWEEN:

(1) **GXO LOGISTICS UK LIMITED**, formerly known as XPO Supply Chain UK Limited, whose registered office is at Building 19 Haymarket Square, Edinburgh, Scotland, EH3 8RY (the **"Employer"**); and

(2) **RICHARD CAWSTON** of 4 Collinridge View, Walesby, Newark, NG22 9QJ (the **"Employee"**).

IT IS AGREED THAT:

1. DEFINITIONS

In this Agreement the following expressions have the following meanings:

Adviser	means the person named as Adviser in **Schedule 2;**
Confidential Information	has the same meaning as set out in the Service Agreement;
Group	means the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time ("Parent Undertaking" and "Subsidiary Undertaking" having the meanings set out in section 1162 Companies Act 2006);
ITEPA 2003	means the Income Tax (Earnings and Pensions) Act 2003;
Material	means a significant and substantial actual or reasonably possible impact, whether fiscal or otherwise (and "**Materially**" shall be construed accordingly);
PSUs	has the meaning ascribed to it in **Clause 8.5.1**;
Relevant Claims	means any claim referred to in **Part A** of **Schedule 1**;
RSUs	has the meaning ascribed to it in **Clause 8.5.1**
Severance Plan	means the GXO Logistics Inc. Severance Plan;
Service Agreement	means the Service Agreement between the Employer and the Employee dated 12 July 2021;
Statutory Claims	means any claim referred to in **Part B** of **Schedule 1**;
Termination Date	means 14 March 2026.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 2. PERMITTED DISCLOSURES 2.1 Nothing in this Agreement prevents the Employee from: 2.1.1 reporting misconduct or a serious breach of regulatory requirements to any body responsible for supervising or regulating the matters in question; 2.1.2 making a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996 (Protected Disclosures) provided that the disclosure is made in accordance with the provisions of that Act; 2.1.3 reporting an offence or a suspected offence to a law enforcement agency; 2.1.4 co-operating with a criminal investigation or prosecution; 2.1.5 representing himself at any investigation or proceedings brought by the Employee's regulatory or professional body relating to matters arising from their employment; 2.1.6 giving evidence to or complying with an order of a court or tribunal of competent jurisdiction; 2.1.7 making a disclosure in respect of this Agreement or circumstances surrounding the Agreement to HM Revenue & Customs, and the Employee's professional advisers (such as legal and medical professionals and counsellors, and tax advisers), who are bound by a duty of confidentiality, in respect of professional advice; 2.1.8 making a disclosure to the Employee's spouse or civil partner on condition that they also keep that information confidential; 2.1.9 making a claim for benefits to any government benefits agency; 2.1.10 making a claim to the Employee's insurer for the purposes of processing a claim for loss of employment; or 2.1.11 making a disclosure within the meaning of section 17 of the Victims and Prisoners Act 2024 provided that the disclosure is made in accordance with the provisions of that Act. 2.2 All other terms of this Agreement are to be read subject to Clause 2.1. 3. BASIS OF AGREEMENT 3.1 The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle all outstanding claims which the Employee has or may have against the Employer or any company in the Group or its or their respective officers, employees, workers or shareholders arising out of, in connection with or as a consequence of employment and/or its termination. The terms set out in this Agreement constitute the entire agreement between the parties and are without admission of liability on the part of the Employer or any company in the Group. 3.2 The Employer is entering into this Agreement for itself and as agent for and trustee of all companies in the Group and is duly authorised to do so. The parties intend that each company in the Group should be able to enforce in its own right the terms of this Agreement which

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. 4. TERMINATION 4.1 T employment with the Employer will terminate on the Termination Date by mutual agreement. contractual notice period commenced on 28 October 2025. 4.2 In the period up to and including the Termination Date, the Employee agrees that he will continue to work as usual. The Employee agrees that he will transition his job duties and provide a satisfactory handover to such persons and at such time as the Company directs. 4.3 The Employer reserves the right to place the Employee on garden leave prior to the Termination Date, in accordance with Clause 20.2 of the Service Agreement. Should the Employer decide to place the Employee on garden leave, the Employee must remain available during working hours in order to carry out any duties as required, answer any queries that the Employer may have, and provide a satisfactory handover of his duties to such persons as the Employer instructs. 5. REMUNERATION DURING NOTICE PERIOD 5.1 The Employee will be paid his normal salary (less appropriate deductions for income tax and employees' National Insurance contributions) and provided with all benefits for the period up to and including the Termination Date. 5.2 No later than the Termination Date, the Employee will submit to the Employer his final business expenses claim up to and including the Termination Date. All business expenses reasonably incurred by the Employee during his employment which are outstanding at the Termination Date will be reimbursed in the usual way provided the Employee complies with the Employee for any expenses incurred after the Termination Date. 5.3 The Employee will not receive any increase in his remuneration (including his basic salary or car allowance), nor any further equity or long-term incentive awards in the period up to and including the Termination Date. 6. TERMINATION PAYMENTS 6.1 Subject to and conditional upon the Employee Materially complying with the terms of this Agreement, the Employer will on its own behalf and on behalf of all companies in the Group, pay the Employee the following sums: 6.1.1 any outstanding salary up to the Termination Date, less appropriate deductions for income tax and employees' National Insurance contributions; 6.1.2 any accrued but untaken holiday up to the Termination Date, less appropriate deductions for income tax and employees' National Insurance contributions; 6.1.3 an annual incentive payment for the 2025 performance period, in accordance with Section 3.1(a)(B) of the Severance Plan, less appropriate deductions for income tax and employees' National Insurance contributions; 6.1.4 a pro-rated annual incentive payment of £101,635 in respect of the period from 1 January 2026 up to and including the Termination Date, calculated in accordance

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT with Section 3.1(b) of the Severance Plan, less appropriate deductions for income tax and employees' National Insurance contributions; 6.1.5 a payment of £288,579 in lieu of the unexpired period o contractual notice period, less appropriate deductions for income tax and employees' National Insurance contributions; 6.1.6 a severance payment of £461,979, without any admission of liability whatsoever, as compensation for loss of employment and in respect of the Relevant Claims, less any appropriate deductions for income tax and employees' National Insurance contributions and for excess legal fees in accordance with Clause 10.2 below (but for the avoidance of doubt without any deductions pursuant to clause 5.1 or 5.2 of the Severance Plan); and 6.1.7 Clause 14.2 of Insurance contributions. 6.2 The Employer shall pay the payments referred to in Clauses 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5 and 6.1.7 above on the next available payroll date in which the Employer can reasonably process the payment following the later of the Termination Date and the date on which the Employee provides the Employer with a copy of this Agreement re-executed in accordance with Clause 20. 6.3 The Employer shall pay the severance payment referred to in Clause 6.1.6 above in equal monthly instalments, with the first instalment being on the next available payroll date in which the Employer can reasonably process the payment following the later of the Termination Date and the date on which the Employee provides the Employer with a copy of this Agreement re- executed in accordance with Clause 20. 6.4 The Employee agrees that, except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to the Employee from the Employer or any company in the Group, including under the Severance Plan and Service Agreement. 7. NON-COMPETE PAYMENTS 7.1 The Employee acknowledges that he remains bound by the restrictive covenants contained in Clause 16 of the Service Agreement, which apply for a period of 12 months following the Termination Date, less any time spent on garden leave, pursuant to clause 16.5 of the Service Agreement. 7.2 Subject to and conditional upon the Employee Materially complying with the terms of this Agreement including this Clause 7, the Employer shall pay the Employee the sum of USD 1,000,000 in total (the Non-Compete Payment , less appropriate deductions for income tax and employees' National Insurance contributions, to be paid in eight equal instalments quarterly in arrears. The first tranche of the Non-Compete Payment shall be made on the next available payroll date in which the Employer can reasonably process the payment following the earlier of (i) 14 June 2027 or (ii) the date three months after the date on which the Employee commences garden leave, if applicable. 7.3 Payment of the relevant tranche of the Non-Compete Payment is conditional on the Employee not engaging in any activities in competition with the Employer or any company in the Group in the 12 months immediately preceding the date on which such tranche is payable pursuant to this Agreement, and providing written confirmation to the Employer after that date that he has not engaged in any such activities.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 7.4 For the purposes of this Clause 7, the term activities in competition means the activities described in Clause 16.2.2 of the Service Agreement, save that: 7.4.1 deleted from Clause 16.2.2 of the Service Agreement; and 7.4.2 to the extent it is not otherwise included in Clause 16.2.2 of the Service Agreement, activities in c Clause 7 will include being employed, engaged, concerned or providing technical, commercial or professional advice in relation to any potential or proposed business activities or opportunities that the Employee knew or ought reasonably to have known were being considered or planned by the Employer or any company in the Group (even if not actively undertaken by it or them) and in respect of which the Employee was materially engaged or involved in the planning or consideration thereof, or for which the Employee possessed any Confidential Information, in each case during the 12 months prior to the Termination Date. 7.5 The Employee agrees that in the event that the Employee is offered employment, consultancy or other business activities to commence in the period covered by Clause 16 of the Service Agreement or this Clause 7, the Employee will notify the Employer of such an offer with sufficient time for the Employer to review the employment, consultancy, or other business and the Employer will confirm whether 16 of the Service Agreement or this Clause 7 (such confirmation not to be unreasonably delayed). If the offer is made within the period covered by Clause 16 of the Service Agreement, the Employee will also deliver to the person making the offer a full copy of the restrictions in Clause 16 of the Service Agreement. 7.6 The Employee agrees to repay to the Employer on demand and in full the payment(s) received pursuant to this Clause 7 in the event that the Employer pays the Employee such payment(s) in circumstances in which the Employee has not fully complied with the terms of this Clause 7. The Employee agrees that such payment(s) shall be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Employer in recovering the payment(s). 8. BENEFITS 8.1 provide the Employee with the following benefits. Save as set out in this Clause 8, the provision of all benefits will cease on the Termination Date. 8.2 Subject to the terms the applicable insurance policy or policies as amended from time to time, in accordance with Section 3.1(d) of the Severance Plan, the Employer will continue to provide the Employee and any of his eligible dependents with private medical coverage and dental coverage during the 12-month period following the Termination Date. The Employer confirms that the Employee and any eligible dependents will not, pursuant to the terms of the relevant policy, cease to be eligible for such coverage solely as a result of the Employee ceasing to be employed by the Employer in the period following the Termination Date. 8.3 The Employer will arrange for the Employee to receive the benefit of an executive outplacement consultancy (being the Executive 12-month programme provided by Right Management ) for a maximum period of 12 months from initiating the service, provided it is initiated within 3 months following the Termination Date.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 8.4 If the Employee is already a participating member, the Employer will provide ongoing coverage to the Employee under the Nuffield plan in respect of annual healthcare checkups for a period of 12 months following the Termination Date. 8.5 In relation to any grant awarded to the Employee pursuant to any Group equity incentive plan the following terms shall apply. 8.5.1 The Employee will, with effect from the Termination Date, receive (i) accelerated vesting of a pro-rated number of GXO Logistics, Inc. service-based restricted stock RSUs of GXO Logistics, Inc. performance- PSUs - rated where required, which are earned based on actual performance and subject to Compensation Committee certification of performance results. For the avoidance of doubt, the vesting and pro-ration calculations in relation to both RSUs and PSUs have been applied as stipulated in each respective award agreement, with the end date for each pro-ration being the Termination Date. Schedule 4 to this Agreement sets out, by reference to each award, the total number of RSUs and PSUs which will be deemed vested, after due application of the relevant pro-ration calculations. For the avoidance of doubt, it is confirmed that, subject to any overriding legal or regulatory requirements, details of which are also set out at Schedule 4 to this Agreement, the Employee will be free to sell or otherwise dispose of any vested stock units with effect from the Termination Date; provided, however, that certain vested PSUs identified in Schedule 4 shall be subject to a lock-up on sales or other transfers or dispositions until the first anniversary of the date the Compensation Committee certifies the level of achievement of the applicable performance goals, in accordance with the terms of the applicable award agreement. 8.5.2 In accordance with the terms of the stock option agreement dated 7 June 2021, the exercisable for a period of three months after the Termination Date, and any remaining unvested stock options shall be forfeited, as detailed in Schedule 4 to this Agreement 9. PENSION The Employer will cease to make pension contributions on behalf of the Employee with effect from the Termination Date. 10. LEGAL FEES 10.1 The Employer will pay directly to the Adviser referred to in Schedule 2 the Employee's legal costs plus VAT, subject to receiving from the Adviser (i) written confirmation that such legal costs were incurred exclusively in advising the Employee in connection with the termination of the Employee's employment, and (ii) a copy of an invoice in respect of such costs addressed to the Employee but marked payable by the Employer. 10.2 In in Clause 10.1 exceed £11,100 (inclusive of VAT), the severance payment referred to in Clause 6.1.6 shall be reduced by the amount of such excess. 10.3 All invoices are subject to 60-day payment terms. Invoices should be sent to Ann Marie Phillips at annmarie.phillips@gxo.com.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 11. TAXATION 11.1 The Employer will deduct from the payments referred to in Clause 6.1 to be paid to the Employee under this Agreement any deductions it is required by law to make in respect of income taxation or National Insurance contributions. 11.2 In this regard, the parties believe the following to be correct, although neither party gives any warranty to this effect: 11.2.1 the payments referred to in Clauses 6.1.1, 6.1.2, 6.1.3, 6.1.4 6.1.5 and 6.1.7 are subject to income tax and employees' National Insurance contributions; and 11.2.2 the first £30,000 of the severance payment referred to in Clause 6.1.6 is exempt from tax and National Insurance liability. The remaining balance of the severance payment is subject to income tax. 11.3 The Employee hereby agrees that he is responsible for and indemnifies the Employer and any company in the Group on a continuing basis immediately on demand against all taxes and employees' National Insurance contributions in respect of the payments and benefits provided, or to be provided, pursuant to this Agreement, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Employer which arise out of or in connection with any liability to pay (or deduct) tax or employees' National Insurance contributions in respect of such payments and benefits, provided that, the Employee will not be liable for any interest, penalties or costs where these are incurred as a result of the default or delay of the Employer or any company in the Group in complying with any demand for tax or national insurance contributions from HM Revenue & Customs. If the Employer becomes aware that any such liabilities may arise, it will provide relevant details to the Employee so that the Employee is given the opportunity at his own expense to dispute any such payment with HM Revenue & Customs. Nothing in this clause shall prevent the Employer from complying with its obligations towards HM Revenue & Customs. 12. SOCIAL MEDIA AND RETURN OF PROPERTY 12.1 Within one week of the earlier of (i) the Termination Date or (ii) the date on which the Employer so instructs the Employee, the Employee will: 12.1.1 return to the Employer all property belonging to the Employer or any Group company including all credit cards, keys, security passes, identity badges, computer disks, memory cards, any mobile telephone, laptop computer, chargers printer, and other electronic equipment, and all paper documents having conducted a reasonable search, except for such property as the parties agree in writing that the Employee may retain and the iPad referred to in Clause 12.2 below; and 12.1.2 in respect of any electronic documents belonging to the Employer or any Group company or relating to its or their business, possession or control, the Employee will identify and delete all such documents, except for documents which are subject to his personal legal privilege, this Agreement, the Service Agreement, and any award agreements relating to the RSUs and PSUs awarded to the Employee during his employment with the Employer. 12.2 The Employer agrees to transfer ownership of the iPad currently provided to the Employee by the Employer (with model number MXF82B/A and serial number DMPC81JENTGW) to the Employee, provided that the Employee shall return the iPad to the Employer prior to the Termination Date in order for the Employer to erase all information belonging to the Employer and any company in the Group from it.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 12.3 On or within two working days after the Termination Date, the Employee will amend his profiles on any social media accounts to show that he is no longer employed by the Employer. 12.4 The Employee shall, if requested by the Employer, provide the Employer with a signed statement confirming that he has complied fully with his obligations under this Clause 12 and shall provide such reasonable evidence of compliance as may be requested. 13. WARRANTIES AND REPRESENTATIONS 13.1 The Employee warrants as a strict condition of this Agreement and represents to the Employer (i) when he signs the Agreement, that up to and as at the date this Agreement becomes binding in accordance with Clause 21 and (ii) when he re-executes this Agreement in accordance with Clause 20 below, that up to and as at the Termination Date, the Employee: 13.1.1 has not committed any Material breach of any duty owed to the Employer or any company in the Group; 13.1.2 has not done or failed to do anything, which act or omission amounts to a repudiatory breach of the express or implied terms of employment with the Employer or which, if it were to be done or omitted after the date of this Agreement, would be in breach of any of its terms. The Employer confirms that as at the date of this Agreement is it not aware of any act or omission by the Employer which amounts to a repudiatory breach of the express or implied terms of employment with the Employer; 13.1.3 has not commenced any action or issued any proceedings against the Employer or any company in the Group or any of their respective officers, employees, workers or shareholders; and 13.1.4 is not aware of any condition, mental or physical, or any other facts or circumstances, which could constitute the basis for a claim against the Employer or any company in the Group for personal injury (whether at the date of signing this Agreement or at any time in the future). 13.2 The Employer is under no obligation to make the payments specified in this Agreement if the Employee is in Material breach of any of the warranties referred to in this Clause 13. 14. CONFIDENTIALITY AND OTHER RESTRICTIONS 14.1 The Employee accepts and agrees that his obligations relating to restrictive covenants, confidentiality and intellectual property rights set out in Clauses 16, 17 and 18 of the Service Agreement continue after the Termination Date. 14.2 In consideration of the payment referred to in Clause 6.1.7 above and the provision of the reference referred to in Clause 15 below, the Employee agrees not to: 14.2.1 make or publish any statement (which is not already in the public domain) to a third party concerning the fact, negotiations or terms of this Agreement, the claims waived by it or the circumstances surrounding the termination of employment, save that the Employee may inform a prospective employer that his employment with the Company ended by mutual agreement; 14.2.2 make or publish any derogatory or disparaging statement or do anything in relation to the Employer, any company in the Group or any past, current or future officers, employees, workers or shareholders of the Employer or any company in the Group

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT which is intended to or which might be expected to damage or lower their respective reputations, provided that the Employee will not be prevented from making a permitted disclosure in accordance with Clause 2.1 above 14.3 The Employee warrants that he has not done or failed to do anything including without limitation published any statement or authorised or permitted anyone else to do so prior to the date of this Agreement which would constitute a breach of Clauses 14.1 or 14.2.1 if it had occurred after the date of this Agreement. 14.4 The Employee agrees to resign in writing from all directorships or offices which he holds with the Employer or any company in the Group and to sign such documentation which is presented to him by the Employer or any company in the Group for this purpose in a timely manner. 15. REFERENCES 15.1 Should any third party ask the Employer to give a reference in relation to the Employee, any written reference given in response to such a request will be in or substantially in the terms set out in Schedule 3, provided, that the third party's request is made to Human Resources Officer. 15.2 This Clause 15 is subject to the proviso that the Employer will cease to be obliged to provide a reference, whether written or oral, in the agreed terms if after the signing of this Agreement new facts come to the Employer's attention which make the agreed reference substantially and materially incorrect. 16. FULL AND FINAL SETTLEMENT 16.1 The Employee accepts the payments and benefits in this Agreement in full and final settlement of and agrees to waive: 16.1.1 the Relevant Claims; 16.1.2 any other Statutory Claims; 16.1.3 any claim for breach of the Employee's contract of employment with the Employer or any company in the Group and all other claims and rights of action (whether under statute, contract, common law or otherwise and whether or not the Employee is aware of the claim at the time of entering into this Agreement) in any jurisdiction in the world, howsoever arising which the Employee has or may have now or at any point in the future against the Employer or any company in the Group, its or their officers, employees, workers or shareholders, arising from or connected with the Employee's employment or the holding of any office with the Employer or any company in the Group, the termination thereof or any other matter concerning the Employer or any company in the Group. 16.2 The Employee agrees that he will not commence any action or issue any proceedings against the Employer or any company in the Group or their respective current or former officers, employees, workers or shareholders, or apply for early conciliation to the Advisory Conciliation and Arbitration Service, in respect of any claims referred to in Clause 16.1. 16.3 Neither the settlement and waiver in Clause 16.1 nor the agreement to refrain from proceedings in Clause 16.2 applies to: 16.3.1 any claim in respect of accrued pension rights accrued up to the Termination Date;

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 16.3.2 any claim for personal injury caused by the or any company in the personal injury which may be brought pursuant to discrimination legislation and/or pursuant to Part V of the Employment Rights Act 1996); 16.3.3 any claim to enforce the terms of this Agreement. 17. NO KNOWLEDGE OF OTHER CLAIMS 17.1 The Employee represents and warrants that: 17.1.1 the Relevant Claims are all of the claims and proceedings (whether statutory or otherwise) that the Employee considers he has, or may have, against the Employer, any company in the Group, its or their current or former officers, employees, workers or shareholders arising out of or in connection with the Employee's employment with the Company, or any company in the Group, or its termination; 17.1.2 the Employee has instructed the Adviser to advise as to whether he has or may have any claims, including statutory claims, against the Employer or any company in the Group or their respective current or former officers, employees, workers or shareholders including arising out of or in connection with employment or its termination; 17.1.3 the Employee has provided the Adviser with all available information which the Adviser requires or may require in order to advise whether the Employee has any such claims; and 17.1.4 the Adviser has advised the Employer that, on the basis of the information available to the Adviser, only claims or particular complaints against the Employer or any company in the Group or their respective current or former officers, employees, workers or shareholders whether statutory or otherwise are the Relevant Claims and that the Employee has no other claim against the Employer or any company in the Group or their respective current or former officers, employees, workers or shareholders whether statutory or otherwise. 17.2 The Employee agrees to repay to the Employer on demand and in full the payments received pursuant to Clauses 6.1.3, 6.1.4 and 6.1.6 above in the event that the Employee brings any claims or proceedings, whether statutory or otherwise, relating to the Employee's employment with the Employer or any company in the Group, or its termination, against the Employer, any company in the Group, its or their current or former officers, employees, workers or shareholders, whether in an Employment Tribunal, a County Court, a High Court or otherwise (save for claims which fall within the exclusions set out in Clause 16.3 above). The Employee agrees that such payments shall be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Employer in recovering the payments and/or in relation to any claims or proceedings so brought by the Employee. 18. FURTHER PROVISIONS 18.1 employment with the Employer or his directorship of any Group Company (and it is confirmed that, to the extent not so covered, the Employee shall continue to be indemnified by the Employer or relevant Group Company to the maximum extent permitted by law but excluding

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT at all times in relation to any fraud, deliberate misconduct or criminal activity (or any allegations in respect of the foregoing) of the Employee) . 19. COMPLIANCE WITH STATUTORY PROVISIONS 19.1 To the extent that they are relevant, the conditions regulating settlement agreements, compromise agreements and compromise contracts under the following instruments and provisions (as subsequently consolidated, modified or re-enacted from time to time) are satisfied and met: the Sex Discrimination Act 1975; the Trade Union and Labour Relations (Consolidation) Act 1992; the Employment Rights Act 1996; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; sub- paragraphs (a) to (e) of r41(4) of the Transnational Information and Consultation of Employees Regulations 1999 sub-paragraphs (a) to (e) of r40(4) of the Information and Consultation of Employees Regulations 2004; sub-paragraphs (a) to (e) of paragraph 13(1) of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006; sub-paragraphs (a) to (e) of r41(4) of the European Cooperative Society (Involvement of Employees) Regulations 2006; sub- paragraphs (a) to (e) of r62(4) of the Companies (Cross-Border Mergers) Regulations 2007; the Pensions Act 2008; sub-paragraphs (a) to (e) of r39(4) of the European Public Limited- Liability Company (Employee Involvement) (Great Britain) Regulations 2009; paragraphs (c) and (d) of section 147(3) of the Equality Act 2010; the Posted Workers (Enforcement of Employment Rights) Regulations 2016. 19.2 The Employee confirms that: 19.2.1 the Employee has received advice from the Adviser (who is a relevant independent adviser within the meaning of the provisions referred to in Clause 19.1) as to the terms and effect of this Agreement and in particular its effect on ability to pursue his rights before an Employment Tribunal; and 19.2.2 the Employee will procure that the Adviser completes and signs the certificate in Schedule 2. 20. RE-EXECUTION OF SETTLEMENT AGREEMENT 20.1 The Employee agrees that he will take further legal advice from the Adviser on or after the Termination Date and will provide the Adviser with all available information, facts and issues relevant to his employment and its termination at that point, which have not already been provided at the date of this Agreement and which could give rise to a claim against the Employer or a company in the Group or any of its or their current or former officers, employees, workers or shareholders. The Employee agrees that he will take advice from the Adviser on whether he has any claims other than the Relevant Claims. Following such advice, the Employee will notify the Employer in writing of any claims which are identified or that there are no such claims. 20.2 The Employee will re-execute this Agreement, having complied with Clause 20.1 and by doing so he will confirm: 20.2.1 his compliance with Clause 20.1; 20.2.2 that the provisions of Clause 16.1 extend to any claims notified in accordance with Clause 20.1 and any or all claims which might have arisen up to the date of such re- execution; and

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 20.2.3 that the Relevant Claims are all of the claims and proceedings (whether statutory or otherwise) that the Employee considers he has, or may have, against the Employer, any company in the Group, its or their current or former officers, employees, workers or shareholders arising out of or in connection with the Employee's employment with the Employer or any company in the Group, or its termination. 20.3 This Clause 20 does not limit the generality of Clause 16.1 or its application to claims of which the Employee is not or could not be aware or which are not within the Employee's express contemplation at the date of this Agreement and the parties agree that the terms of this Agreement will become binding with effect from the date of this Agreement and will remain binding irrespective of compliance with this Clause 20 provided that, for the avoidance of doubt, the obligations under this Agreement shall be conditional upon the Employee and the Adviser complying with this Clause 20. 20.4 Subject to the Employee complying with the provisions of this Clause 20 and receipt of an invoice from the Adviser, the Employee shall pay to the Adviser up to a maximum of £750 plus VAT as a contribution towards legal fees incurred in complying with this Clause 20. All invoices are subject to 60-day payment terms and should be addressed to the Employee but marked payable by the Employer. Invoices should be sent to Ann Marie Phillips at annmarie.phillips@gxo.com. 20.5 The Employee agrees that in respect of his compliance with this Clause 20, there will be no obligation on the Employer to provide any additional payments or benefits, and the Employee acknowledges that the consideration given pursuant to Clause 6.1 of the Agreement is given also in respect of the re-executed Agreement. 21. WITHOUT PREJUDICE 21.1 when the Agreement has been dated and signed by or on behalf of the parties and is accompanied by the certificate in Schedule 2 duly completed and signed by the Adviser it will become an open and binding agreement between the parties. 21.2 This Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement. 22. GENERAL 22.1 In this Agreement, unless the context otherwise requires: 22.1.1 words in the singular shall include the plural and in the plural shall include the singular; 22.1.2 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; 22.1.3 the headings in this Agreement are inserted for convenience only and shall not affect its construction; 22.1.4 a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 22.1.5 the Schedules shall form part of this Agreement, shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules; and 22.1.6 a reference to any regulator or other body includes a reference to any successor. 22.2 In the event any amount referred to in this Agreement needs to be converted into GBP£, then the conversion shall occur using the practice or procedure normally followed by the Employer ers to the methodology for calculating the exchange rate, not the exchange rate itself, which will vary on a daily basis). 22.3 This Agreement and any document referred to in it constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. 22.4 The Employee agrees that in entering into this Agreement the Employee does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Agreement. The Employee waives any claim for innocent or negligent misrepresentation or negligent misstatement including in respect of any statement set out in this Agreement. Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud. 22.5 No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives). 22.6 This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same agreement. 22.7 The terms of this Agreement shall prevail over the terms of the Service Agreement where such terms in the Service Agreement conflict with this Agreement in any way. 22.8 If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. 22.9 The Contracts (Rights of Third Parties) Act 1999 shall only apply to this Agreement insofar as is outlined in Clause 3.2 above. No person other than the parties to this Agreement and any company in the Group shall have any rights under it and it will not be enforceable by any person other than those parties. 23. GOVERNING LAW AND JURISDICTION 23.1 This Agreement is governed by the laws of England and any dispute is subject to the exclusive jurisdiction of the courts and tribunals of England. [Remainder of page intentionally blank]

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT SCHEDULE 1 CLAIMS Part A: Relevant Claims Unfair dismissal under section 94 of the Employment Rights Act 1996. Automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures). Automatic unfair dismissal under sections 94 and 104 of the Employment Rights Act 1996 (assertion of statutory rights). Automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and section 12 of the Employment Relations Act 1999 (right to accompaniment). Breach of contract and wrongful dismissal. Part B: Statutory Claims Employment Rights Act and related rights Automatic unfair dismissal under sections 94 and 100 and protection from suffering detriment under section 44 of the Employment Rights Act 1996 (health and safety cases). Automatic unfair dismissal under sections 94 and 104B and protection from suffering detriment under section 47D of the Employment Rights Act 1996 (tax credits). Automatic unfair dismissal under sections 94 and 105 of the Employment Rights Act 1996 (selection for redundancy on prohibited grounds). Automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and regulation 7 of the Transfer of Undertakings (Protection of Employment) Regulations 2006. Automatic unfair dismissal and protection from suffering detriment under section 94 of the Employment Rights Act 1996 Statement of employment particulars and itemised pay statement under Part I of the Employment Rights Act 1996. Suspension from work under Part VII of the Employment Rights Act 1996. Minimum notice under Part IX of the Employment Rights Act 1996. Written statement of reasons for dismissal under section 92 of the Employment Rights Act 1996. Statutory redundancy payment under section 135 of the Employment Rights Act 1996. Guarantee payments under section 34 of the Employment Rights Act 1996. Working Time

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT Working time rights which can be enforced in the Employment Tribunal under Regulation 30 of the Working Time Regulations 1998. Automatic unfair dismissal under sections 94 and 101A and protection from suffering detriment under section 45A Employment Rights Act 1996 (working time cases). Pensions Enrolment Protection from suffering detriment under sections 55 and 56 of the Pensions Act 2008. Family Friendly Time off to accompany a woman to attend ante-natal care Time off to accompany a woman to ante-natal care under section 57ZE of the Employment Rights Act 1996. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons). Protection from suffering detriment under section 47C of the Employment Rights Act 1996. Paternity Paternity leave under Part VIII of the Employment Rights Act 1996, Paternity and Adoption Leave Regulations 2002 and the Additional Paternity Leave Regulations 2010. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons), regulation 29 of the Paternity and Adoption Leave Regulations 2002 and Regulation 34 of the Additional Paternity Leave Regulations 2010. Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons), regulation 28 of the Paternity and Adoption Leave Regulations 2002 and regulation 33 of the Additional Paternity Leave Regulations 2010. Parental Leave Parental leave under Part VIII of the Employment Rights Act 1996 and the Maternity and Parental Leave etc Regulations 1999. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 20 of the Maternity and Parental Leave etc Regulations 1999. Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 19 of the Maternity and Parental Leave etc Regulations 1999. Shared Parental Leave Shared parental leave under Part VIII of the Employment Rights Act 1996 and the Shared Parental Leave Regulations 2014. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 43 of the Shared Parental Leave Regulations 2014.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and under regulation 42 of the Shared Parental Leave Regulations 2014. Flexible Working Request for flexible working under section 80F of the Employment Rights Act 1996 (statutory right to request contract variation). Automatic unfair dismissal under sections 94 and 104C and protection from suffering detriment under section 47E of the Employment Rights Act 1996 (flexible working). Time off for dependents Time off for dependents under section 57A of the Employment Rights Act 1996. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 20 of the Maternity and Parental Leave etc Regulations 1999. Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 19 of the Maternity and Parental Leave etc Regulations 1999. Adoption Leave Adoption leave under Part VIII of the Employment Rights Act 1996 and the Paternity and Adoption Leave Regulations 2002. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 29 of the Paternity and Adoption Leave Regulations 2002. Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 28 of the Paternity and Adoption Leave Regulations 2002. Time off to attend adoption appointments Time off to attend adoption appointments under sections 57ZJ - 57ZS of the Employment Rights Act 1996. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons). Protection from suffering detriment under section 47C of the Employment Rights Act 1996. Parental Bereavement Leave Parental bereavement leave under Part VIII of the Employment Rights Act 1996 and the Parental Bereavement Leave Regulations 2020. Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and Regulation 13 of the Parental Bereavement Leave Regulations 2020. Protection from suffering detriment under section 47C of the Employment Rights Act 1996 and Regulation 12 of the Parental Bereavement Leave Regulations 2020.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT Discrimination & Harassment The following claims under the Equality Act 2010 in relation to age: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). The following claims under the Equality Act 2010 in relation to disability: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). The following claims under the Equality Act 2010 in relation to race: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). The following claims under the Equality Act 2010 in relation to religion and belief: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). The following claims under the Equality Act 2010 in relation to sex: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). The following claims under the Equality Act 2010 in relation to sexual orientation: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). The following claims under the Equality Act 2010 in relation to marriage and civil partnership: sections 39, 49, and 108 (discrimination and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention). Equal pay under sections 66 and 67 Equality Act 2010 or relying on Article 157 of the Treaty on the Functioning of the European Union and the Equal Treatment Directive (Recast) (2006/54/EC) (including reliance on those provisions as part of retained EU law or assimilated law as applicable within the meaning of section 6(7) of the European Union (Withdrawal) Act 2018 from time to time in force). Victimisation because of a relevant pay disclosure under sections 39 and 77 Equality Act 2010. Harassment under section 3 of the Protection from Harassment Act 1997 and any other claim for which the Employer may be vicariously liable for the acts of its employees under statute and/or tort. Miscellaneous Obligations under the Human Rights Act 1998.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT Claims arising as a consequence of the United Kingdom's membership or former membership of the European Union, or withdrawal therefrom, including any claim under retained EU law or assimilated law as applicable within the meaning of section 6(7) of the European Union (Withdrawal) Act 2018 from time to time in force.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

SCHEDULE **2**

Ius Laboris UK Global HR Lawyers
LEWIS SILKIN

GXO Logistics UK Limited
Building 19 Haymarket Square
Edinburgh
Scotland EH3 8RY

20 February 2026

Our ref: NMH8313/127493/1/4140-1096-9190.1

To whom it may concern

Richard Cawston

I confirm that:

1. I am a relevant independent adviser (as defined in the provisions referred to in Clause 19.1 of the Agreement between Richard Cawston (the "Employee") and GXO Logistics UK Limited to which this certificate is annexed.
2. I have advised the Employee of the terms and the effect of the Agreement and in particular its effect on the Employee's ability to pursue a claim before an Employment Tribunal.
3. There is in force a contract of insurance covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.

Yours sincerely

Nicholas Hadaway
Partner

LEWIS SILKIN

Lewis Silkin LLP
Arbor
255 Blackfriars Road
London SE1 9AX

Office details
T +44 (0) 20 7074 8000
E info@lewissilkin.com
W lewissilkin.com

Nicholas Hadaway
T +44 (0) 20 7074 8313
E nicholas.hadaway@lewissilkin.com

Lewis Silkin LLP is a limited liability partnership registered in England and Wales. Registered No.OC317120. Registered office: Arbor 255 Blackfriars Road London SE1 9AX. Authorised and regulated by the Solicitors Regulation Authority. SRA No.439493. A list of the members of Lewis Silkin LLP is open to inspection at the registered office.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 20 SCHEDULE 3 LETTER OF REFERENCE Richard Cawston I can confirm that Richard started employment with GXO on 1 September 2003 and his last day of employment was 14 March 2026. Richard held the position of Chief Revenue Officer and President, Europe when his employment came to an end. This reference is given to the addressee in confidence and only for the purposes of which it was requested. It is given in good faith, but neither the writer nor GXO accepts any responsibility or liability for any loss or damage caused to the address or any third party as a result of any reliance being placed on it.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 21 SCHEDULE 4 SUMMARY OF TREATMENT OF EQUITY AWARDS AS AT THE TERMINATION DATE RSUs Description Grant date Total units granted Total units with accelerated vesting upon the Termination Date Total units forfeited 2022 RSUs 30 March 2022 5,063 1,606 82 2023 RSUs 7 March 2023 8,972 56 2,187 2024 RSUs 7 March 2024 15,049 124 4,892 2025 RSUs 7 March 2025 19,686 161 12,963 PSUs Description Grant Date Total units granted Total units with continued vesting upon the Termination Date subject to achievement of performance goals and assuming performance certified at target Total units forfeited assuming performance certified at target 2023 PSUs 7 March 2023 20,934 20,934 - 2024 PSUs 7 March 2024 15,049 11,044 4,005 2024 Special PSUs 7 March 2024 10,033 7,363 2,670 2025 PSUs 7 March 2025 24,541 9,830 14,711 Options Description Grant date Total Options granted Total Options forfeited on Termination Date Total vested Options forfeited if not exercised within 90 days of the Termination Date Founder's Grant 7 June 2021 164,923 49,477 115,446 Restrictions on equity awards and vested shares In accordance with the applicable award agreement, any shares acquired from vested 2024 PSUs and 2025 PSUs will be subject to a lock-up on sales, transfers or other dispositions until the first anniversary of the date on which the Compensation Committee certifies the level of achievement of the applicable performance goals. The Employee will remain subject to the GXO Logistics, Inc. Insider Trading Policy, Insider Trading Policy Date, unless otherwise lifted, Options any sale or other disposition of shares acquired from RSUs, PSUs or Options must

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 22 comply with the terms of the Insider Trading Policy and the GXO Logistics, Inc. Securities Trade Monitoring Policy Employee is required to maintain a securities brokerage account with the GXO Logistics, Inc. preferred broker in order to receive any shares issuable under the RSUs, PSUs, or Options, in accordance with the Securities Trade Monitoring Policy. As at the date of this agreement, the GXO Logistics Inc. preferred broker is Morgan Stanley. Any shares issued to the Employee pursuant to the RSUs, PSUs and/or Options shall be deposited in with the terms of the applicable award agreement. In addition, the Employee also may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his ability to directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of the shares from (as defined by applicable law) regarding the Group. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by the Employee before possessing the inside information. Furthermore, the Employee may be prohibited from (a) disclosing inside information to any third party, including fellow third parties or otherwise inducing them to buy or sell securities. Any restrictions under such laws or regulations are separate from and in addition to any restrictions that may be imposed under the Insider Trading Policy, the Securities Trade Monitoring Policy, or any any applicable restrictions.

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT 23 SIGNED by or on behalf of the parties on the date first above written: Corrina Refsgaard, for and on behalf of GXO Logistics UK Limited Richard Cawston RE-EXECUTED in accordance with Clause 20: Signed: Richard Cawston Dated: